Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Leadership Promotions

HOUSTON, TEXAS – August 15, 2022 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) announced today a series of executive leadership promotions, effective immediately. John Black has been promoted to Executive Vice President and Chief Financial Officer and will report directly to Robert Halpin, who will continue in his role as President and report directly to Robert G. Phillips, Founder, Chairman and Chief Executive Officer. Additionally, Josh Wannarka has been promoted to Senior Vice President, Finance and Andrew Thorington has been promoted to Vice President, Finance and Investor Relations.

Mr. Black has been with Crestwood since 2014, most recently serving as Senior Vice President, Finance since 2019. During his tenure in various finance roles, Mr. Black has played a critical role in the development and execution of Crestwood’s corporate and financial strategies over the past eight years. In his new role, Mr. Black will be responsible for overseeing Crestwood’s corporate finance organization including financial planning and analysis, capital markets execution, treasury and cash management, and investor relations. Prior to joining Crestwood, Mr. Black held positions at First Reserve and Citi.

In his role as President, Mr. Halpin will continue to support Mr. Phillips in the execution of Crestwood’s long-term strategy through the leadership of Crestwood’s commercial, operations, engineering and project management, sustainability, corporate communications, and financial activities.

Mr. Phillips commented, “I am excited to announce John’s well-deserved promotion to Chief Financial Officer,” stated Robert G. Phillips, Founder, Chairman and Chief Executive Officer. “Alongside Robert, John has been an integral part of Crestwood’s management and finance teams as the company has continued to grow and evolve through various commodity cycles. His leadership, work ethic, financial acumen and strength of character perfectly embodies the culture we have worked so hard to build at Crestwood over the past twelve years. As Crestwood looks to capture the benefits of the numerous transactions announced over the last twelve months, I am thrilled to add additional depth to our knowledgeable and experienced executive team and to continue to advance and develop our highly talented individuals for the continued success of Crestwood.”

Additionally, Josh Wannarka has been promoted to Senior Vice President, Finance and Andrew Thorington has been promoted to Vice President, Finance and Investor Relations. Mr. Wannarka joined Crestwood in 2015, most recently serving as Senior Vice President, Investor Relations. In his seven years of leadership of Crestwood’s investor relations team, Mr. Wannarka has built strong credibility with Crestwood’s investor base and has consistently been one of the highest regarded investor relations professionals in the midstream sector. In his new expanded role, Mr. Wannarka will continue to have ultimate leadership over Crestwood’s investor relations team while also overseeing Crestwood’s full financial planning and analysis function.

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Mr. Thorington joined Crestwood in 2014, most recently serving as Vice President, Finance. In his new role, Mr. Thorington will become Crestwood’s primary execution lead over investor relations while continuing his leadership role over Crestwood’s financial planning and analysis group including continuing support of Crestwood’s commercial, business development, and corporate development and strategy teams in the execution of the company’s long-term growth strategy around its core operating assets.

Mr. Halpin commented, “I share Bob’s excitement in today’s announcements of the advancement of Crestwood’s executive leadership and finance teams. John, Josh, and Andrew have each played critical roles in the success of Crestwood over the years. I have been very fortunate in my tenor as CFO to have such a talented group of finance professionals supporting our team. I have the upmost confidence in their ability to assume greater leadership of Crestwood’s corporate finance function and to continue the execution of our strategy to drive long-term value for our investors.”

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Forward Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal securities law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in Crestwood’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

Source: Crestwood Equity Partners LP

NEWS RELEASE

Crestwood Equity Partners LP

Investor Relations Contacts

Andrew Thorington, 713-380-3028

andrew.thorington@crestwoodlp.com

Vice President, Finance and Investor Relations

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Senior Vice President, Sustainability and Corporate Communications

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